                                                                      EXHIBIT 12

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
          Calculation of Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)




                                                                   Year Ended December 31,
                                                -------------------------------------------------------------
                                                   1996         1995       1994(b)     1993(b)      1992(b)
                                                -------------------------------------------------------------
Earnings (losses) before income taxes                $  540       (291)       182         164           47
Add:
Interest on debt                                      1,164      1,064        811         738          815
Interest portion of rentals                              64         47         27          23           22
Amortization of debt expense                             16         15         13          12            9
Distributions from and losses of less
 than 50%-owned affiliates with debt
 not guaranteed by TCI (net of
 earnings not distributed of less than
 50%-owned affiliates)                                  257        163         27          23          (12)
Minority interests in earnings (losses)
 of consolidated subsidiaries                            56         23          -          13          277
Elimination of preferred stock
 dividend requirement of consolidated
 subsidiaries to 50%-owned affiliates                     -          -          -           -         (250)
Preferred stock dividend requirement
 of 50%-owned affiliates, other than
 dividends payable to TCI                                 -          -          -           -          175
                                                -------------------------------------------------------------
Earnings available for fixed charges                 $2,097      1,021      1,060         973        1,083
                                                =============================================================
Fixed charges:
Interest on debt:
TCI and consolidated subsidiaries                     1,096      1,010        785         731          718
Less than 50%-owned affiliates with
 debt guaranteed by TCI                                  12          9          7           -            -
Elimination of interest of consolidated
 subsidiaries to 50%-owned affiliates                     -          -          -           -          (36)
TCI's proportionate share of interest
 of 50%-owned affiliates                                 56         45         19           7          133
                                                -------------------------------------------------------------
                                                      1,164      1,064        811         738          815

                                                                   Year Ended December 31,
                                                -------------------------------------------------------------
                                                   1996         1995       1994(b)     1993(b)      1992(b)
                                                -------------------------------------------------------------
Interest portion of rentals                           64           47         27          23           22
Amortization of debt expense                          16           15         13          12            9
Preferred stock dividend requirements
 of consolidated subsidiaries (a)                     56           70         20          14          281
Dividends on Company-obligated
 mandatorily redeemable preferred
 securities of subsidiary trusts holding
 solely subordinated debt securities of
 a subsidiary                                         70            -          -           -            -
Preferred stock dividend requirements
 of TCI (a)                                           69           58         14           3           25
Elimination of preferred stock
 dividend requirement of consolidated
 subsidiaries to 50%-owned affiliates                  -            -          -           -         (250)
Preferred stock dividend requirement
 of 50%-owned affiliates, other than
 dividends payable to TCI                              -            -          -           -          175
Capitalized interest                                  13           13         16           9            6
                                                -------------------------------------------------------------
Total fixed charges                               $1,452        1,267        901         799        1,083
                                                =============================================================
Ratio of earnings to fixed charges                  1.44            -       1.17        1.22         1.00
Deficiency                                        $    -         (246)         -           -            -

(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

(b) Amounts have been restated for the effect of the change in ownership percentages of and methods of accounting for certain investments.

Fixed charges related to interest on debt of less than 50%-owned affiliates or unaffiliated persons guaranteed by TCI have not been included in fixed charges as follows:

Year ended December 31,
1996                                                          8
1995                                                          8
1994                                                          6
1993                                                          14
1992                                                          3